Master Money Trust
File Number: 811-21299
CIK Number: 0001186239
For the Period Ending: 09/30/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six month period ended September 30, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/04/2006	$500,000	Wells Fargo Bank NA	4.800%	05/08/2007
06/26/2006	50,236	Falcon Asset Securitizti	5.290	07/27/2006
07/27/2006	55,044	Yorktown Capital LLC	5.350	08/21/2006